Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 14, 2009, relating to the consolidated financial statements and financial statement schedule of Photronics, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Photronics, Inc. and subsidiaries for the year ended November 2, 2008 and incorporated by reference in the Prospectus included in Registration Statement No. 333-160235.

/s/ Deloitte & Touche LLP

Stamford, CT

September 10, 2009